Trimble Third Quarter 2011 Revenue $417.4 Million, Up 31 Percent: GAAP Earnings per Share of $0.22 and Non-GAAP Earnings per Share of $0.52

SUNNYVALE, Calif., Nov. 1, 2011 /PRNewswire/ -- Trimble (NASDAQ: TRMB) today announced third quarter 2011 revenue of $417.4 million, up approximately 31 percent as compared to the third quarter of 2010.

GAAP operating income for the third quarter of 2011 was $32.4 million, up two percent as compared to the third quarter of 2010. GAAP operating margin in the third quarter of 2011 was 7.8 percent as compared to 10.0 percent in the third quarter of 2010.

Third quarter 2011 GAAP net income was $28.0 million, down 15 percent as compared to the third quarter of 2010. Diluted earnings per share in the third quarter of 2011 were $0.22 as compared to diluted earnings per share of $0.27 in the third quarter of 2010. The GAAP operating margin and earnings per share were down primarily due to the impact of higher amortization of intangibles due to recent acquisitions.

Third quarter 2011 non-GAAP operating income of $73.0 million was up 39 percent as compared to the third quarter of 2010. Non-GAAP operating margin was 17.5 percent as compared to 16.5 percent in the third quarter of 2010.

Non-GAAP net income of $65.7 million for the third quarter of 2011 was up 36 percent as compared to the third quarter of 2010. Diluted non-GAAP earnings per share in the third quarter of 2011 were $0.52 as compared to diluted non-GAAP earnings per share of $0.39 in the third quarter of 2010.

Third quarter 2011 non-GAAP results exclude:

  Restructuring expense of $694 thousand as compared to $290 thousand in the third quarter of 2010;
  Amortization of intangibles of $24.1 million as compared to $14.4 million in the third quarter of 2010;
  Stock-based compensation expense of $7.1 million as compared to $5.5 million in the third quarter of 2010;
  Acquisition-related inventory step-up charge of $1.4 million as compared to $69 thousand in the third quarter of 2010;
  Acquisition-related costs of $6.1 million as compared to a $2.5 million gain in the third quarter of 2010 and;
  Loss on foreign exchange of $2.2 million from a hedge associated with the purchase of Tekla.  In the second quarter of 2011, there was a gain on foreign exchange related to this hedge of $5.6 million, which was also excluded from non-GAAP results.

"The third quarter results confirmed that Trimble can continue to grow under the current economic conditions. In the quarter we saw year-over-year growth in all four segments for the first time since 2008," said Steven W. Berglund, Trimble's president and chief executive officer. "The Mobile Solutions segment returned to profitability and we expect to see continued improvements each quarter. The Engineering and Construction and Field Solutions segments both continue to show growth across most product lines and geographies. While the economy remains uncertain, we are encouraged by the progress we are making in integrating our acquisitions, expanding geographies and extending our reach into new adjacencies," concluded Berglund.

Segment operating income is revenue less cost of goods sold and operating expenses, excluding general corporate expenses, restructuring expenses, amortization of intangibles, amortization of acquisition-related inventory step-up charges and acquisition costs. Non-GAAP segment operating income also excludes the impact of stock-based compensation expense.

Engineering and Construction (E&C)

Third quarter 2011 E&C revenue was $241.1 million, up 27 percent as compared to the third quarter of 2010, driven by strength across most product lines, the positive effects of the SITECH dealer channel and the acquisition of Tekla.

Operating income in E&C for the third quarter of 2011 was $42.6 million, or 17.7 percent of revenue, as compared to $36.6 million, or 19.3 percent of revenue in the third quarter of 2010. Non-GAAP operating income was $45.2 million, or 18.8 percent of revenue, as compared to $38.5 million, or 20.3 percent of revenue, in the third quarter of 2010. Non-GAAP operating margin was lower due primarily to a non-cash write down on a portion of Tekla's pre-acquisition deferred revenue. Tekla was expected to be dilutive in the third and fourth quarters of 2011 and accretive beginning in the first quarter of 2012.

Field Solutions

Third quarter 2011 Field Solutions revenue was $91.1 million, up 35 percent as compared to the third quarter of 2010 due to growth in sales of both agriculture and geographic information system (GIS) products and the acquisition of Tekla.

Third quarter 2010 Field Solutions operating income was $31.0 million, or 34.1 percent of revenue, as compared to $21.0 million, or 31.3 percent of revenue, in the third quarter of 2010. Non-GAAP operating income was $31.6 million, or 34.7 percent of revenue, as compared to $21.5 million, or 32.0 percent of revenue, in the third quarter of 2010. The increase in non-GAAP operating margin was due to higher revenue.

Mobile Solutions

Third quarter 2011 Mobile Solutions revenue was $58.1 million, up 54 percent as compared to the third quarter of 2010 due primarily to acquisitions and growth within the base business also contributed.

Third quarter 2011 Mobile Solutions operating income was $2.5 million, or 4.3 percent of revenue, as compared to an operating loss of $83 thousand, or negative 0.2 percent of revenue, in the third quarter of 2010. Non-GAAP operating income was $3.2 million, or 5.5 percent of revenue, as compared to operating income of $744 thousand, or 2.0 percent of revenue, in the third quarter of 2010. The improvement in non-GAAP operating margin was due primarily to acquisitions and some improvements in the base business driven by verticalization of the portfolio.

Advanced Devices

Third quarter 2011 Advanced Devices revenue was $27.1 million, up 15 percent as compared to the third quarter of 2010 due primarily to sales of Applanix products and acquisitions.

The operating income in Advanced Devices for the third quarter 2011 was $4.0 million, or 14.6 percent of revenue, as compared to $4.1 million, or 17.2 percent of revenue, in the third quarter of 2010. Non-GAAP operating income in Advanced Devices was $4.6 million, or 17.0 percent of revenue, as compared to $4.5 million, or 19.1 percent of revenue, in the third quarter of 2010. The decline in non-GAAP operating margin was due to product mix and acquisitions.

Stock Buy Back

Effective Oct. 28, 2011, Trimble's Board of Directors approved a $100 million stock repurchase program. This program supersedes any existing repurchase programs. The timing and actual number of shares repurchased will depend on a variety of factors including price, regulatory requirements, capital availability, and other market conditions. The program does not require the purchase of any minimum number of shares and may be suspended or discontinued at any time.

Use of Non-GAAP Financial Information

To help our investors understand our past financial performance and our future results, as well as our performance relative to competitors, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. These non-GAAP measures can be used to evaluate our historical and prospective financial performance, as well as our performance relative to competitors. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business, and to make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. We believe that these non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. Further, we believe some of our investors track our "core operating performance" as a means of evaluating our performance in the ordinary, ongoing, and customary course of our operations. Core operating performance excludes items that are non-cash, not expected to recur or not reflective of ongoing financial results. Management also believes that looking at our core operating performance provides a supplemental way to provide consistency in period to period comparisons.

The specific non-GAAP measures which we use along with a reconciliation to the nearest comparable GAAP measures and the explanation for why these non-GAAP measures provide useful information to investors regarding our financial condition and results of operations and why management chose to exclude selected items can be found at the end of this release. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to this earnings release. Additional financial information about our use of non-GAAP results can be found on the investor relations page of our Web site at http://investor.trimble.com.

Forward Looking Guidance

For the fourth quarter of 2011 Trimble expects revenue between $415 million and $420 million with GAAP earnings per share of $0.20 to $0.22 and non-GAAP earnings per share of $0.47 to $0.49. Non-GAAP guidance for the fourth quarter of 2011 excludes the amortization of intangibles of $29.0 million related to previous acquisitions and the anticipated impact of stock-based compensation expense of $8.0 million. Both GAAP and non-GAAP earnings per share assume a 9 to 11 percent tax rate and 127.0 million shares outstanding and interest costs of $3.0 million.

Investor Conference Call / Webcast Details

Trimble will hold a conference call on Nov. 1, 2011 at 1:30 p.m. PT to review its third quarter 2011 results. It will be broadcast live on the Web at http://investor.trimble.com. Investors without Internet access may dial into the call at (800) 528-9198 (U.S.) or (702) 928-6633 (international). A replay of the call will be available for seven days at (855) 859-2056 (U.S.) or (404) 537-3406 (international) and the pass code is 18784175. The replay will also be available on the Web at the address above.

About Trimble

Trimble applies technology to make field and mobile workers in businesses and government significantly more productive. Solutions are focused on applications requiring position or location—including surveying, construction, agriculture, fleet and asset management, public safety and mapping. In addition to utilizing positioning technologies, such as GPS, lasers and optics, Trimble solutions may include software content specific to the needs of the user. Wireless technologies are utilized to deliver the solution to the user and to ensure a tight coupling of the field and the back office. Founded in 1978, Trimble is headquartered in Sunnyvale, Calif.

For more information visit: www.trimble.com.

Safe Harbor

Certain statements made in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These statements include expectations for future financial market and economic conditions, the ability to deliver revenue, earnings per share and other financial projections that Trimble has guided for the fourth quarter of 2011, the expected tax rate, the anticipated impact of stock-based compensation expense, the amortization of intangibles related to previous acquisitions, the impact of the Tekla acquisition and the expected performance of Trimble's Mobile Solutions segment. These forward-looking statements are subject to change, and actual results may materially differ from those set forth in this press release due to certain risks and uncertainties. The Company's results may be adversely affected if the Company is unable to market, manufacture and ship new products or obtain new customers for its Mobile Solutions segment or integrate new acquisitions. Any failure to achieve predicted results could negatively impact the Company's revenues, cash flow from operations, and other financial results. The Company's financial results will also depend on a number of other factors and risks detailed from time to time in reports filed with the SEC, including its quarterly reports on Form 10-Q and its annual report on Form 10- K, such as changes in economic conditions, critical part supply chain shortages, possible write-offs of goodwill, and regulatory proceedings affecting GPS. Undue reliance should not be placed on any forward-looking statement contained herein, especially in light of greater uncertainty than normal in the economy in general. These statements reflect the Company's position as of the date of this release. The Company expressly disclaims any undertaking to release publicly any updates or revisions to any statements to reflect any change in the Company's expectations or any change of events, conditions, or circumstances on which any such statement is based.

FTRMB

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended

	Sep-30,	Oct-1,	Sep-30,	Oct-1,
	2011	2010	2011	2010

Revenue	$ 417,433	$ 318,210	$ 1,208,895	$ 970,588
Cost of sales	205,874	158,462	597,072	488,417
Gross margin	211,559	159,748	611,823	482,171
Gross margin (%)	50.7%	50.2%	50.6%	49.7%

Operating expenses
Research and development	49,928	36,897	139,452	109,339
Sales and marketing	70,662	53,228	195,359	153,518
General and administrative	44,088	29,637	114,717	85,474
Restructuring	647	238	1,775	1,244
Amortization of purchased intangible assets	13,786	8,078	32,830	24,250
Total operating expenses	179,111	128,078	484,133	373,825

Operating income	32,448	31,670	127,690	108,346

Non-operating income (expense), net
Interest income	422	221	1,026	864
Interest expense	(3,364)	(576)	(5,210)	(1,385)
Foreign currency transaction gain, net	(4,022)	77	2,780	(1,046)
Income from equity method investments, net	4,789	3,404	10,970	9,025
Other expense, net	(388)	3,533	(892)	3,022
Total non-operating income (expense), net	(2,563)	6,659	8,674	10,480

Income before taxes	29,885	38,329	136,364	118,826

Income tax provision	2,689	5,487	16,118	51,061
Net income	27,196	32,842	120,246	67,765
Less: Net income (loss) attributable to noncontrolling interests	(775)	(3)	(1,106)	669
Net income attributable to Trimble Navigation Ltd.	$ 27,971	$ 32,845	$ 121,352	$ 67,096

Earnings per share attributable to Trimble Navigation Ltd.
Basic	$ 0.23	$ 0.27	$ 0.99	$ 0.56
Diluted	$ 0.22	$ 0.27	$ 0.96	$ 0.54

Shares used in calculating earnings per share:
Basic	122,969	119,474	122,485	120,296
Diluted	125,894	122,869	125,980	123,599

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	Sep-30,	Dec-31
	2011	2010
Assets

Current assets:
Cash and cash equivalents	$ 138,255	$ 220,788
Accounts receivables, net	287,670	222,820
Other receivables	25,655	21,069
Inventories, net	215,681	192,852
Deferred income taxes	47,165	36,924
Other current assets	26,233	19,917
Total current assets	740,659	714,370

Property and equipment, net	61,562	50,692
Goodwill	1,312,480	828,737
Other purchased intangible assets, net	516,176	204,948
Other non-current assets	82,521	68,145

Total assets	$ 2,713,398	$ 1,866,892

Liabilities

Current liabilities:
Current portion of long-term debt	$ 66,873	$ 1,993
Accounts payable	105,766	72,349
Accrued compensation and benefits	70,015	60,976
Deferred revenue	95,884	73,888
Accrued warranty expense	17,503	12,868
Other accrued liabilities	38,737	29,741
Total current liabilities	394,778	251,815

Non-current portion of long-term debt	570,380	151,160
Non-current deferred revenue	10,574	10,777
Deferred income taxes	125,992	24,598
Other non-current liabilities	47,217	42,843
Total liabilities	1,148,941	481,193

Commitments and contingencies

Equity

Shareholders' equity:
Common stock	861,305	781,779
Retained earnings	657,000	536,350
Accumulated other comprehensive income	25,804	48,027
Total Trimble Navigation Ltd. shareholders' equity	1,544,109	1,366,156
Noncontrolling interests	20,348	19,543
Total equity	1,564,457	1,385,699

Total liabilities and equity	$ 2,713,398	$ 1,866,892

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)
	Nine Months Ended
	Sep-30,	Oct-1,
	2011	2010

Cash flow from operating activities:
Net Income	$ 120,246	$ 67,765

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation expense	14,683	13,310
Amortization expense	56,747	42,165
Provision for doubtful accounts	954	3,022
Deferred income taxes	(10,175)	(3,827)
Stock-based compensation	21,033	16,165
(Income) loss from equity method investments	(11,001)	(9,025)
Excess tax benefit for stock-based compensation	(11,698)	(1,971)
Provision for excess and obsolete inventories	6,915	3,573
Other non-cash items	2,738	(3,630)

Add decrease (increase) in assets:
Accounts receivables	(43,117)	(17,030)
Other receivables	13,471	191
Inventories	(11,344)	(32,549)
Other current and non-current assets	7,005	366

Add increase (decrease) in liabilities:
Accounts payable	2,039	15,796
Accrued compensation and benefits	(1,921)	15,780
Deferred revenue	7,638	1,982
Accrued warranty expense	402	(942)
Accrued liabilities	(2,794)	(24,109)
Net cash provided by operating activities	161,821	87,032

Cash flow from investing activities:
Acquisitions of businesses, net of cash acquired	(758,243)	(90,757)
Acquisition of property and equipment	(16,002)	(17,162)
Acquisitions of intangible assets	(1,666)	(625)
Purchases of equity method investments	(3,267)	(5,692)
Dividends received	7,500	5,000
Other	(168)	99
Net cash used in investing activities	(771,846)	(109,137)

Cash flow from financing activities:
Issuance of common stock, net	40,182	31,885
Repurchase and retirement of common stock	-	(73,853)
Excess tax benefit for stock-based compensation	11,698	1,971
Proceeds from long-term debt, net of debt issuance costs	702,225	-
Payments on short-term and long-term debt	(225,942)	(467)
Net cash provided by (used in) financing activities	528,163	(40,464)

Effect of exchange rate changes on cash and cash equivalents	(671)	(223)

Net decrease in cash and cash equivalents	(82,533)	(62,792)
Cash and cash equivalents - beginning of period	220,788	273,848

Cash and cash equivalents - end of period	$ 138,255	$ 211,056

REPORTING SEGMENTS
(Dollars in thousands)
(Unaudited)

Reporting Segments
Engineering
	and	Field	Mobile	Advanced
	Construction	Solutions	Solutions	Devices

THREE MONTHS ENDED SEPTEMBER 30, 2011:
Revenue	$ 241,106	$ 91,106	$ 58,101	$ 27,120

Operating income before corporate allocations:	$ 42,634	$ 31,030	$ 2,503	$ 3,970
Operating margin (% of segment external net revenues)	17.7%	34.1%	4.3%	14.6%

THREE MONTHS ENDED OCTOBER 1, 2010:
Revenue	$ 189,598	$ 67,240	$ 37,692	$ 23,680

Operating income (loss) before corporate allocations:	$ 36,589	$ 21,027	$ (83)	$ 4,073
Operating margin (% of segment external net revenues)	19.3%	31.3%	-0.2%	17.2%

NINE MONTHS ENDED SEPTEMBER 30, 2011:
Revenue	$ 667,808	$ 318,188	$ 142,747	$ 80,152

Operating income (loss) before corporate allocations:	$ 112,400	$ 126,078	$ (1,515)	$ 10,441
Operating margin (% of segment external net revenues)	16.8%	39.6%	(1.1%)	13.0%

NINE MONTHS ENDED OCTOBER 1, 2010:
Revenue	$ 535,657	$ 243,299	$ 113,839	$ 77,793

Operating income before corporate allocations:	$ 89,317	$ 89,320	$ 2,140	$ 14,879
Operating margin (% of segment external net revenues)	16.7%	36.7%	1.9%	19.1%

GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended						Nine Months Ended
		Sep-30,			Oct-1,			Sep-30,			Oct-1,
		2011			2010			2011			2010
		Dollar	% of		Dollar	% of		Dollar	% of		Dollar	% of
		Amount	Revenue		Amount	Revenue		Amount	Revenue		Amount	Revenue
GROSS MARGIN:
GAAP gross margin:		$ 211,559	50.7%		$ 159,748	50.2%		$ 611,823	50.6%		$ 482,171	49.7%
Restructuring	( A )	47	0.0%		52	0.0%		335	0.0%		150	0.0%
Amortization of purchased intangibles	( B )	10,321	2.5%		6,356	2.0%		23,918	2.0%		17,915	1.8%
Stock-based compensation	( C )	491	0.1%		485	0.2%		1,461	0.1%		1,472	0.2%
Amortization of acquisition-related inventory step-up	( D )	1,354	0.3%		69	0.0%		3,063	0.3%		140	0.0%
Non-GAAP gross margin:		$ 223,772	53.6%		$ 166,710	52.4%		$ 640,600	53.0%		$ 501,848	51.7%

OPERATING EXPENSES:
GAAP operating expenses:		$ 179,111	42.9%		$ 128,078	40.2%		$ 484,133	40.0%		$ 373,825	38.5%
Restructuring	( A )	(647)	-0.2%		(238)	-0.1%		(1,775)	-0.1%		(1,244)	-0.1%
Amortization of purchased intangibles	( B )	(13,786)	-3.3%		(8,078)	-2.5%		(32,829)	-2.7%		(24,250)	-2.5%
Stock-based compensation	( C )	(6,614)	-1.6%		(5,055)	-1.6%		(19,572)	-1.6%		(14,693)	-1.5%
Acquisition costs	( E )	(7,281)	-1.7%		(569)	-0.2%		(12,775)	-1.1%		(3,071)	-0.3%
Non-GAAP operating expenses:		$ 150,783	36.1%		$ 114,138	35.8%		$ 417,182	34.5%		$ 330,567	34.1%

OPERATING INCOME:
GAAP operating income:		$ 32,448	7.8%		$ 31,670	10.0%		$ 127,690	10.6%		$ 108,346	11.2%
Restructuring	( A )	694	0.2%		290	0.1%		2,110	0.2%		1,394	0.1%
Amortization of purchased intangibles	( B )	24,107	5.8%		14,434	4.5%		56,747	4.7%		42,165	4.3%
Stock-based compensation	( C )	7,105	1.7%		5,540	1.7%		21,033	1.7%		16,165	1.7%
Amortization of acquisition-related inventory step-up	( D )	1,354	0.3%		69	0.0%		3,063	0.2%		140	0.0%
Acquisition costs	( E )	7,281	1.7%		569	0.2%		12,775	1.1%		3,071	0.3%
Non-GAAP operating income:		$ 72,989	17.5%		$ 52,572	16.5%		$ 223,418	18.5%		$ 171,281	17.6%

NON-OPERATING INCOME (EXPENSE), NET:
GAAP non-operating income (expense), net:		$ (2,563)			$ 6,659			$ 8,674			$ 10,480
Acquisition gains	( E )	(1,220)			(3,022)			(71)			(3,212)
Debt issuance cost write-off	( F )	-			-			377			-
Foreign exchange loss (gain) associated with acquisition	( G )	2,191			-			(3,456)			-
Non-GAAP non-operating income (expense), net:		$ (1,592)			$ 3,637			$ 5,524			$ 7,268

			GAAP and			GAAP and			GAAP and			GAAP and
			Non-GAAP			Non-GAAP			Non-GAAP			Non-GAAP
			Tax Rate %	( J )		Tax Rate %	( J )		Tax Rate %	( J )		Tax Rate %	( J )
INCOME TAX PROVISION:
GAAP income tax provision:		$ 2,689	9%		$ 5,487	14%		$ 16,118	12%		$ 51,061	43%
Non-GAAP items tax effected:	( H )	3,738			2,560			10,478			11,949
IRS settlement	( I )	-			0			-			(27,540)
Non-GAAP income tax provision:		$ 6,427	9%		$ 8,047	14%		$ 26,596	12%		$ 35,470	20%

NET INCOME:
GAAP net income attributable to Trimble Navigation Ltd.		$ 27,971			$ 32,845			$ 121,352			$ 67,096
Restructuring	( A )	694			290			2,110			1,394
Amortization of purchased intangibles	( B )	24,107			14,434			56,747			42,165
Stock-based compensation	( C )	7,105			5,540			21,033			16,165
Amortization of acquisition-related inventory step-up	( D )	1,354			69			3,063			140
Acquisition gains	( E )	6,061			(2,453)			12,705			(141)
Debt issuance cost write-off	( F )	-			-			377			-
Foreign exchange loss (gain) associated with acquisition	( G )	2,191			-			(3,456)			-
Non-GAAP tax adjustments	( H ), ( I )	(3,738)			(2,560)			(10,478)			15,591
Non-GAAP net income attributable to Trimble Navigation Ltd.		$ 65,745			$ 48,165			$ 203,453			$ 142,410

DILUTED NET INCOME PER SHARE:
GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$ 0.22			$ 0.27			$ 0.96			$ 0.54
Restructuring	( A )	0.01			-			0.02			0.01
Amortization of purchased intangibles	( B )	0.19			0.12			0.45			0.34
Stock-based compensation	( C )	0.06			0.04			0.17			0.13
Amortization of acquisition-related inventory step-up	( D )	0.01			-			0.02			-
Acquisition gains	( E )	0.05			(0.02)			0.10			-
Debt issuance cost write-off	( F )	-			-			-			-
Foreign exchange loss (gain) associated with acquisition	( G )	0.01			-			(0.03)			-
Non-GAAP tax adjustments	( H ), ( I )	(0.03)			(0.02)			(0.08)			0.13
Non-GAAP diluted net income per share attributable to Trimble Navigation Ltd.		$ 0.52			$ 0.39			$ 1.61			$ 1.15

OPERATING LEVERAGE:
Increase in non-GAAP operating income		$ 20,416			$ 12,575			$ 52,137			$ 33,003
Increase in revenue		$ 99,223			$ 48,497			$ 238,307			$ 121,858
Operating leverage (increase in non-GAAP operating
income as a % of increase in revenue)		20.6%			25.9%			21.9%			27.1%

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended				Nine Months Ended
		Sep-30,		Oct-1,		Sep-30,		Oct-1,
		2011		2010		2011		2010
			% of Segment		% of Segment		% of Segment		% of Segment
SEGMENT OPERATING INCOME:			Revenue		Revenue		Revenue		Revenue
Engineering and Construction
GAAP operating income before corporate allocations:		$42,634	17.7%	$36,589	19.3%	$112,400	16.8%	$89,317	16.7%
Stock-based compensation	( K )	2,579	1.1%	1,891	1.0%	7,360	1.1%	5,494	1.0%
Non-GAAP operating income before corporate allocations:		$45,213	18.8%	$38,480	20.3%	$119,760	17.9%	$94,811	17.7%

Field Solutions
GAAP operating income before corporate allocations:		$31,030	34.1%	$21,027	31.3%	$126,078	39.6%	$89,320	36.7%
Stock-based compensation	( K )	559	0.6%	464	0.7%	1,619	0.5%	1,397	0.6%
Non-GAAP operating income before corporate allocations:		$31,589	34.7%	$21,491	32.0%	$127,697	40.1%	$90,717	37.3%

Mobile Solutions
GAAP operating income (loss) before corporate allocations:		$ 2,503	4.3%	$ (83)	-0.2%	$ (1,515)	-1.1%	$ 2,140	1.9%
Stock-based compensation	( K )	668	1.2%	827	2.2%	2,473	1.8%	2,246	2.0%
Non-GAAP operating income (loss) before corporate allocations:		$ 3,171	5.5%	$ 744	2.0%	$ 958	0.7%	$ 4,386	3.9%

Advanced Devices
GAAP operating income before corporate allocations:		$ 3,970	14.6%	$ 4,073	17.2%	$ 10,441	13.0%	$14,879	19.1%
Stock-based compensation	( K )	636	2.4%	450	1.9%	1,955	2.5%	1,350	1.8%
Non-GAAP operating income before corporate allocations:		$ 4,606	17.0%	$ 4,523	19.1%	$ 12,396	15.5%	$16,229	20.9%

FOOTNOTES TO GAAP TO NON-GAAP RECONCILIATION

(Unaudited)

Our non-GAAP measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The non-GAAP financial measures included in the previous table as well as detailed explanations to the adjustments to comparable GAAP measures, are set forth below:

Non-GAAP gross margin

We believe our investors benefit by understanding our non-GAAP gross margin as a way of understanding how product mix, pricing decisions and manufacturing costs influence our business.  Non-GAAP gross margin excludes restructuring costs, amortization of purchased intangibles, stock-based compensation and amortization of acquisition-related inventory step-up from GAAP gross margin. We believe that these exclusions offer investors additional information that may be useful to view trends in our gross margin performance.

Non-GAAP operating expenses

We believe this measure is important to investors evaluating our non-GAAP spending in relation to revenue. Non-GAAP operating expenses exclude restructuring costs, amortization of purchased intangibles, stock-based compensation and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs from GAAP operating expenses. We believe that these exclusions offer investors supplemental information to facilitate comparison of our operating expenses to our prior results.

Non-GAAP operating income

We believe our investors benefit by understanding our non-GAAP operating income trends which are driven by revenue, gross margin, and spending. Non-GAAP operating income excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up and acquisition costs associated with external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs. We believe that these exclusions offer an alternative means for our investors to evaluate current operating performance compared to results of other periods.

Non-GAAP non-operating income (expense), net

We believe this measure helps investors evaluate our non-operating income trends. Non-GAAP non-operating income (expense), net excludes acquisition costs associated with unusual acquisition related items such as a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. These costs are specific to particular acquisitions and vary significantly in amount and timing. Non-GAAP non-operating income (expense), net also excludes the write-off of debt issuance costs associated with a terminated credit facility as well as a foreign exchange gain specifically associated with one of our acquisitions. We believe that these exclusions provide investors with a supplemental view of our ongoing financial results.

Non-GAAP income tax provision

Investors benefit from the exclusion of an IRS settlement because it facilitates comparisons to our past income tax provision. Non-GAAP income tax provision excludes an IRS settlement from GAAP income tax provision and includes non-GAAP items tax effected. Non-GAAP items tax effected adjusts the provision for income taxes to reflect the effect of certain non-GAAP items on non-GAAP net income. We believe this information is useful to investors because it provides for consistent treatment of the excluded items in our non-GAAP presentation.

Non-GAAP net income

This measure provides a supplemental view of net income trends which are driven by non-GAAP income before taxes and our non-GAAP tax rate. Non-GAAP net income excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, the write-off of debt issuance costs, a foreign exchange gain associated with an acquisition, the IRS settlement, and non-GAAP tax adjustments from GAAP net income. We believe our investors benefit from understanding these exclusions and from an alternative view of our net income performance as compared to our past net income performance.

Non-GAAP diluted net income per share

We believe our investors benefit by understanding our non-GAAP operating performance as reflected in a per share calculation as a way of measuring non-GAAP operating performance by ownership in the company. Non-GAAP diluted net income per share excludes restructuring costs, amortization of purchased intangibles, stock-based compensation, amortization of acquisition-related inventory step-up, acquisition costs, the write-off of debt issuance costs, a foreign exchange gain associated with an acquisition, the IRS settlement, and non-GAAP tax adjustments from GAAP diluted net income per share. We believe that these exclusions offer investors a useful view of our diluted net income per share as compared to our past diluted net income per share.

Non-GAAP operating leverage

We believe this information is beneficial to investors as a measure of how much incremental revenue is contributed to our operating income. Non-GAAP operating leverage is the increase in non-GAAP operating income as a percentage of the increase in revenue. We believe that this information offers investors supplemental information to evaluate our current performance and to compare to our past non-GAAP operating leverage.

Non-GAAP segment operating income

Non-GAAP segment operating income excludes stock-based compensation from GAAP segment operating income. We believe this information is useful to investors because some may exclude stock-based compensation as an alternative view when assessing trends in the operating income of our segments.

( A )

Restructuring costs. Included in our GAAP presentation of cost of sales and operating expenses, restructuring costs recorded are primarily for employee compensation resulting from reductions in employee headcount in connection with our company restructurings.  We exclude restructuring costs from our non-GAAP measures because we believe they do not reflect expected future operating expenses, they are not indicative of our core operating performance, and they are not meaningful in comparisons to our past operating performance.

( B )

Amortization of purchased intangibles. Included in our GAAP presentation of gross margin, operating expenses, operating income, and net income is amortization of purchased intangibles. US GAAP accounting requires that intangible assets are recorded at fair value and amortized over their useful lives. Consequently, the timing and size of our acquisitions will cause our operating results to vary from period to period making a comparison to past performance difficult for investors. This accounting treatment may cause differences when comparing our results to companies that grow internally because the fair value assigned to the intangible assets acquired through acquisition may significantly exceed the equivalent expenses that a company may incur for similar efforts when performed internally. Furthermore, the useful life that we expense our intangible assets over may be substantially different from the time period that an internal growth company incurs and recognizes such expenses. We believe that by excluding purchased intangibles which represents technology and/or customer relationships already developed, it enhances comparability by allowing investors to compare our operations pre-acquisition to those post-acquisitions and to those of our competitors that have pursued internal growth strategies.

( C )

Stock-based compensation. Included in our GAAP presentation of cost of sales and operating expenses, stock-based compensation consists of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.   For the three months and nine months ended September 30, 2011 and October 1, 2010, stock-based compensation was allocated as follows:

		Three Months Ended		Nine Months Ended
		Sep-30,	Oct-1,	Sep-30,	Oct-1,
	(Dollars in thousands)	2011	2010	2011	2010
	Cost of sales	$ 491	$ 485	$ 1,461	$ 1,472
	Research and development	1,151	968	3,373	2,899
	Sales and Marketing	1,672	1,283	4,966	4,013
	General and administrative	3,791	2,804	11,233	7,781
		$ 7,105	$ 5,540	$ 21,033	$ 16,165

( D )

Amortization of acquisition-related inventory step-up.  The purchase accounting entries associated with our business acquisitions require us to record inventory at its fair value, which is sometimes greater than the previous book value of the inventory.  Included in our GAAP presentation of cost of sales, the increase in inventory value is amortized to cost of sales over the period that the related product is sold.  We exclude inventory step-up amortization from our non-GAAP measures because it is non-cash expense that we do not believe is indicative of our ongoing operating results.  We further believe that excluding this item from our non-GAAP results is useful to investors in that it allows for period-over-period comparability.

( E )

Acquisition costs.  Included in our GAAP presentation of operating expenses, acquisition costs consist of external and incremental costs resulting directly from merger and acquisition activities such as legal, due diligence and integration costs.  Included in our GAAP presentation of non-operating income, net, acquisition costs include unusual acquisition related items such as a gain on bargain purchase (resulting from the fair value of identifiable net assets acquired exceeding the consideration transferred), adjustments to the fair value of earn-out liabilities and payments made or received to settle earn-out and holdback disputes. Although we do numerous acquisitions, the costs that have been excluded from the non-GAAP measures are costs specific to particular acquisitions. These are one-time costs that vary significantly in amount and timing and are not indicative of our core operating performance.

( F )

Debt issuance cost write-off.   Included in our non-operating income, this amount represents a write-off of debt issuance cost for a terminated credit facility.  We excluded the debt issuance cost write-off from our non-GAAP measures. We believe that investors benefit from excluding this item from our non-operating income to facilitate a more meaningful evaluation of our non-operating income trends.

( G)

Foreign exchange gains associated with acquisition.    This amount represents a gain on foreign exchange associated with the Tekla acquisition.  We excluded the foreign exchange gain from our non-GAAP measures because we believe that the exclusion of this item provides investors an enhanced view of the cost structure of our operations and facilitates comparisons with the results of other periods.

( H )

Non-GAAP items tax effected.  This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP items (A) - (G) on non-GAAP net income.   We believe this information is useful to investors because it provides for consistent treatment of the excluded items in this non-GAAP presentation.

( I )

IRS settlement.   This amount represents a net charge of $27.5 million in the second quarter of 2010 resulting from the IRS audit settlement.  We excluded this because it is not indicative of our future operating results.  We believe that investors benefit from excluding this charge from our operating results to facilitate comparisons to past operating performance.

( J )

GAAP and non-GAAP tax rate %.  These percentages are defined as GAAP income tax provision as a percentage of GAAP income before taxes and non-GAAP income tax provision as a percentage of non-GAAP income before taxes.   We believe that investors benefit from a presentation of non-GAAP tax rate percentage as a way of facilitating a comparison to non-GAAP tax rates in prior periods.

( K )

Stock-based compensation. The amounts consist of expenses for employee stock options and awards and purchase rights under our employee stock purchase plan. As referred to above we exclude stock-based compensation here because investors may view it as not reflective of our core operating performance as it is a non-cash expense. However, management does include stock-based compensation for budgeting and incentive plans as well as for reviewing internal financial reporting. We discuss our operating results by segment with and without stock-based compensation expense, as we believe it is useful to investors.   Stock-based compensation not allocated to the reportable segments was approximately $2.7 million and $1.9 million for the three months ended September 30, 2011 and October 1, 2010, respectively and $7.6 million and $5.7 million for the nine months ended September 30, 2011 and October 1, 2010, respectively.

CONTACT: Investors, Willa McManmon, +1-408-481-7838, willa_mcmanmon@trimble.com, or LeaAnn McNabb, +1-408-481-7810, LeaAnn_McNabb@trimble.com, both of Trimble